Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Patriot National Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	(Voting) Common stock, par value $0.01 per share	457(c) and 457(h)(2)	18,410,078 (3)	$1.45(2)	$26,694,613.1	0.0001531	$4,086.95
Total Offering Amounts					$26,694,613.1		$4,086.95
Total Fee Offsets(4)							-
Net Fee Due							$4,086.95

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of (Voting) Common Stock, $0.01 par value per share (“Common Stock”), of Patriot National Bancorp, Inc. (the “Registrant”) that become issuable under the Patriot National Bancorp, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.45 per share, which is the average of the high and low prices of the Registrant’s Common Stock on July 3, 2025, as reported on the Nasdaq Global Market.

(3)	Represents 18,410,078 shares of Common Stock reserved for issuance under the 2025 Plan.
(4)	The Registrant does not have any fee offsets.